Exhibit 99.(a)(30)

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1st Quarter 2006

Financial Highlights

Dr. Kurt Bock, CFO

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Analyst Conference Call

May 4, 2006

[LOGO]	Income Statement Highlights I

Million EUR

	Q1	Q1
	2006	2005	Δ%
Sales	12,515	10,083	24
EBIT before special items	1,865	1,563	19
EBIT	1,849	1,499	23
Net income	950	861	10
Cash provided by operating activities	1,448	1,104	31

Components of Sales Development

Change in % vs. equivalent period of previous year

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Q1 2006 Sales by Region*

In billion EUR, changes in %

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Total: 12.5 bn EUR

* based on location of customer

Income Statement Highlights II

Million EUR

	Q1	Q1
	2006	2005	Δ%
EBIT	1,849	1,499	23
Financial result	21	45	(53)
thereof
(Expenses)/income from financial assets	15	71	(79)
Interest result	(48)	(40)	(20)
Other financial results	54	14	286
Income before taxes and minority interests	1,870	1,544	21
Net Income	950	861	10
EPS* (in EUR)	1.87	1.60	17

*            Based on an average of 509 million shares outstanding in Q1 2006

(Average Q1 2005: 537 million shares)

Segment Performance
Q1 2006 vs. Q1 2005

Million EUR

		Sales	Δ%	EBIT*	Δ
Chemicals		2,239	23	317	(109)
Plastics		3,091	10	332	63
Performance Products		2,147	13	248	23
Agricultural Products & Nutrition		1,376	2	224	(72)
thereof	Agricultural Products	928	(3)	213	(63)
	Fine Chemicals	448	13	11	(9)
Oil & Gas		2,985	62	848	364
thereof	Exploration & Production	1,081	56	638	252
	Gas Trading	1,904	66	210	112
Other		677	89	(104)	33

* Before special items

Special Items

Million EUR

	Q1	Q1
	2006	2005
Special items included in EBIT	(16)	(64)
Special items included in financial result	—	—
Total	(16)	(64)

Statement of Cash Flows I

Million EUR

	Q1	Q1
	2006	2005
Cash provided by operating activities	1,448	1,104
Net income	950	861
Depreciation and amortization of long-term assets	552	521
Changes in net working capital	61	(175)
Miscellaneous items	(115)	(103)

Statement of Cash Flows II

Million EUR

	Q1	Q1
	2006	2005
Cash used in investing activities	(305)	(216)
Payments related to tangible and intangible fixed assets	(493)	(393)
Acquisitions / divestitures	(7)	139
Financial investments and other items	195	38
Cash used in financing activities	945	(140)
Proceeds from capital increases / (decreases)	(377)	(264)
Changes in financial indebtedness	1,407	143
Dividends	(85)	(19)

Strong Balance Sheet

Billion EUR

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Excellent financial position

•                  Net debt down by 617 billion EUR to 2.2 billion EUR

•                  Liquid funds increased from 1.1 billion EUR to 3.1 billion EUR

Outlook 2006

Assumptions:

•                  Average oil prices (Brent) of about $60/bbl

•                  Average euro/dollar exchange rate of $1.25 per euro

•                  Global economic growth of more than 3% in 2006

The good start in the first quarter confirms our positive outlook for the full year. We expect to post significantly higher sales and higher EBIT before special items compared with the previous year’s strong level.

Risk factors continue to be the political situation in regional hotspots and the development of the crude oil price.

Investment Project: Yuzhno Russkoye Gas Field

•                  On April 27, 2006 BASF and Gazprom signed an agreement to extend their partnership:

•                  BASF subsidiary Wintershall participates with 35% less one share in the Yuzhno Russkoye gas field

•                  Gazprom will hold in the future 50% less one share of WINGAS

•                  BASF and Gazprom will participate with 50% each in a company focussing on gas trading in Europe (outside Germany)

•                  Gazprom will participate in a Wintershall subsidiary for E&P activities in Libya

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Acquisition Project: Degussa Construction Chemicals

•              On February 28, 2006 BASF reached agreement with Degussato acquire the construction chemicals business

•              Excellent strategic fit for BASF:

•                  Strong market growth (4-5 % p.a.)

•                  High margins

•                  Resilient against economic cycles

•                  Access to additional customers (forward integration)

•                  Purchase price for equity: ~ 2.2 bn EUR; Transaction value: ~ 2.7 bn EUR

•                  Closing expected by the middle of 2006 (subject to approval of relevant authorities)

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Acquisition Project: Johnson Polymer

•                  Johnson Polymer is one of the world’s leading producers and suppliers of water-based resins for the graphic arts and coatings industries

•                  Excellent strategic fit:

•                  5% growth of water-based resins market

•                  Complementary to BASF’s existing portfolio of resins, technologies and customer base

•                  Significant cross-selling opportunities

•                  Strong R&D platform including world-class proprietary technology

•                  Contributes to reduced earnings cyclicality

•                  Transaction value: USD 470 million

•                  Expected closing: End of June 2006

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Acquisition Project: Engelhard

•                  BASF made a tender offer to acquire 100% of the outstanding shares of the U.S. catalyst company Engelhard on January 9, 2006

•                  On May 1, 2006 BASF has extended the expiration date of its offer until June 5, 2006 and increased the cash price offered to $38 per share

•                  BASF intends to nominate a total of five directors for election to Engelhard’s board at the AGM

•                  BASF believes its offer provides greater value and more certainty than Engelhard’s leveraged recapitalization and 20% share buyback

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Additional Information and Disclaimer

BASF currently intends to solicit proxies for use at Engelhard’s 2006 annual meeting of stockholders, or at any adjournment or postponement thereof, to vote in favor of BASF’s nominees identified in the revised preliminary proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “SEC”), and to vote on any other matters that shall be voted upon at Engelhard’s 2006 annual meeting of stockholders.  On May 2, 2006, BASF filed a revised preliminary proxy statement on Schedule 14A with the SEC in connection with this solicitation of proxies.  All Engelhard stockholders are strongly encouraged to read the revised preliminary proxy statement and the definitive proxy statement when it is available, because they contain important information.  Engelhard stockholders may obtain copies of the revised preliminary proxy statement and related materials for free at the SEC’s website at www.sec.gov.

The identity of people who may be considered “participants in a solicitation” of proxies from Engelhard stockholders for use at Engelhard’s 2006 annual meeting of stockholders under SEC rules and a description of their direct and indirect interests in the solicitation, by security holdings or otherwise, are contained in the revised preliminary proxy statement on Schedule 14A that BASF filed with the SEC on May 2, 2006.

This presentation is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Engelhard Corporation. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other offer documents), which was filed with the SEC on January 9, 2006. Engelhard stockholders are advised to read these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information. Engelhard stockholders may obtain copies of these documents for free at the SEC's website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at +1 877 750 5837 (Toll Free from the U.S. and Canada) or 00800 7710 9971 (Toll Free from Europe).

This presentation contains forward-looking statements.  All statements contained in this presentation that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections of BASF management and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause the actual results, performance or achievements of BASF to be materially different from those that may be expressed or implied by such statements. Such factors include those discussed in BASF’s Form 20-F filed with the SEC.

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The Chemical Company